EXHIBIT 4.5

REPLACEMENT CAPITAL COVENANT

Replacement Capital Covenant, dated as of April 5, 2007 (this “Replacement Capital Covenant”), by Security Capital Assurance Ltd, a Bermuda exempted company (together with its successors and assigns, the “Company”), in favor of and for the benefit of each Covered Debtholder (as defined below).

RECITALS

A.  On the date hereof the Company is issuing 250,000 Series A Perpetual Non-Cumulative Preference Shares, liquidation preference U.S. $1,000 per share (the “Series A Preference Shares”). The Company may from time to time elect to issue additional Series A Preference Shares, and all such additional Series A Preference Shares would be deemed to form a single series with the 250,000 Series A Preference Shares being issued on the date hereof.

B.   The Series A Preference Shares and this Replacement Capital Covenant are described in an offering memorandum dated March 29, 2007 (the “Offering Memorandum”), which has been submitted confidentially to a limited number of U.S. institutional investors and non-U.S. investors in connection with the offering of the Series A Preference Shares.

C.   The Company is entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and that the Company be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

D.   The Company acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Company and that, were the Company to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Company hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1.  Definitions. Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

SECTION 2.  Limitations on Redemption or Purchase of Series A Preference Shares. The Company hereby promises and covenants to and for the benefit of each Covered Debtholder that, on or before the RCC Termination Date, neither the Company nor any of its Subsidiaries shall redeem or purchase all or any part of the Series A Preference Shares, except to the extent that (A) the applicable redemption or purchase price (exclusive of declared and unpaid dividends thereon) does not exceed the sum of the following amounts:

(i)
the Applicable Percentage of (a) the aggregate amount of net cash proceeds received by the Company and its Subsidiaries from the sale of Common Shares and Qualifying Warrants to Persons other than the Company and its Subsidiaries and

(b) the Market Value of any Common Shares that the Company and its Subsidiaries have issued to persons other than the Company and its Subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which the Company or any of its Subsidiaries has received equity credit from any NRSRO (as defined below), in each case since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period); plus

(ii)
100% of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period) from the sale of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Preferred Equity and Debt Exchangeable for Common Equity to Persons other than the Company and its Subsidiaries; plus

(iii)
100% of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period) from the sale of any other Qualifying Capital Securities to Persons other than the Company and its Subsidiaries, or (B) the Series A Preference Shares are exchanged for (i) at least an equal aggregate principal amount or liquidation preference of Qualifying Capital Securities (including Preference Shares with terms substantially identical to the Series A Preference Shares pursuant to the registered exchange offer described in the Offering Memorandum) or (ii) consideration that includes Common Shares with a Market Value equal to at least 75% of the aggregate liquidation preference of the Series A Preference Shares that are exchanged.

SECTION 3.  Covered Debt.

(a)  The Company represents and warrants that the Initial Covered Debt is Eligible Debt.

(b)  The Company shall follow the procedures set forth in Section 3(c) for redesignating the Covered Debt in the event that the Covered Debt then in effect is Eligible Senior Debt and the Company subsequently issues Eligible Subordinated Debt, in which case the Company shall redesignate such newly-issued Eligible Subordinated Debt as the Covered Debt. In addition, the Company shall follow the procedures set forth in Section 3(c) for redesignating the Covered Debt on (i) the date that is two years prior to the final maturity date of the Covered Debt then in effect or (ii) the applicable redemption or purchase date in the event the Company elects to redeem, or the Company or a Subsidiary of the Company elects to purchase, such Covered Debt in whole or in part with the consequence that after giving effect to such redemption or purchase, the outstanding principal amount of such Covered Debt is less than $100,000,000.

(c)  During the 30-calendar-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Company shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i)	the Company shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii)
if only one series of the Company’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date; and

(iii)
if the Company has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, the series that has the latest occurring final maturity date shall become the Covered Debt on the related Redesignation Date.

The series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (c)(ii) or (c)(iii) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to, but not including, the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(c).

In connection with the identification of any new series of Covered Debt, the Company shall give the notices and/or make the filings or website postings provided for in Section 3(d) within the time frame provided for in such section.

(d)  Notice. In order to give effect to the intent of the Company described in Recital C, the Company covenants that:

(i)
simultaneously with the execution of this Replacement Capital Covenant or as soon as practicable after the date hereof, it shall give notice to the Holder(s) of the Initial Covered Debt, in the manner provided in the indenture, fiscal agency agreement or other instrument relating to the Initial Covered Debt, of this Replacement Capital Covenant and the rights granted to such Holder(s) hereunder and (A) if the Initial Covered Debt includes securities issued in the United States, file a copy of this Replacement Capital Covenant with the U.S. Securities and Exchange Commission (the “Commission”) as an exhibit to a Current Report on Form 8-K under the Exchange Act or (B) if the Initial Covered Debt was predominately offered outside of the United States, (I) post a copy of this Replacement Capital Covenant on the Company’s website (currently: www.scafg.com), (II) as promptly as practicable, cause a notice of the execution of this Replacement Capital Covenant to be posted on the Bloomberg screen for the Initial Covered Debt or any successor Bloomberg screen or similar vendor’s screen the Company reasonably believes is appropriate (each an “Investor Screen”) and (III) cause a hyperlink to the execution copy of this Replacement Capital Covenant to be included on the Investor Screen for the Initial Covered Debt;

(ii)
it shall, if a series of the Company’s long-term indebtedness for money borrowed that includes securities issued in the United States (1) becomes Covered Debt or (2) ceases to be Covered Debt, (A) give notice of such occurrence within 30 calendar days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and (B) if and so long as it is a reporting company under the Exchange Act, report such change by filing a Current Report on Form 8-K under the Exchange Act containing a description of the covenant set forth in Section 2 and identifying the series of long-term indebtedness for borrowed money that is Covered Debt as of the date of such filing and including or incorporating by reference a copy of this Replacement Capital Covenant as an exhibit;

(iii)
it shall, if a series of the Company’s long-term indebtedness for money borrowed that was predominately offered outside of the United States (1) becomes Covered Debt or (2) ceases to be Covered Debt, (A) give notice of such occurrence within 30 calendar days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued, (C) as promptly as practicable, post a notice of such change on the Company’s website, (D) as promptly as practicable, cause a notice of such occurrence to be posted on the Investor Screen for the then-effective series of Covered Debt and (E) cause a hyperlink to the execution copy of this Replacement Capital Covenant to be included on the Investor Screen for such Covered Debt;

(iv)
to the extent that the Company has posted information pursuant to clause (i)(B) or clause (iii), at least once annually, it shall verify that the postings required in such clauses are functional and accessible and, if necessary, cause such functionality and accessibility to be restored;

(v)
if and so long as it is a reporting company under the Exchange Act, the Company shall include in each annual report filed with the Commission on Form 10-K under the Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Form 10-K is filed with the Commission;

(vi)
if and so long as it is not a reporting company under the Exchange Act, the Company shall (A) post on its website the information required by clauses (d)(ii) and (d)(v) and (B) cause a notice of any occurrence described under clauses (d)(i)(A) and (d)(ii)(B) to be posted on the Investor Screen for the then-effective series of Covered Debt; and

(vii)	promptly upon request by any Holder of Covered Debt, provide such Holder with an executed copy of this Replacement Capital Covenant.

SECTION 4.  Termination, Amendment and Waiver.

(a)  The obligations of the Company pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest date (the “Termination Date”) to occur of:

(i)	September 30, 2047, subject to extension as provided in Section 4(b)(iii);

(ii)
the date, if any, on which the Holder(s) of a majority by principal amount of the then-effective series of Covered Debt consent or agree in writing to the termination of this Replacement Capital Covenant and the obligations of the Company hereunder;

(iii)
the date on which the Company does not have any series of outstanding Eligible Subordinated Debt or Eligible Senior Debt (in each case without giving effect to the rating requirement in clause (b) of the definition of each such term); and

(iv)	the date on which the Company does not have any outstanding Series A Preference Shares.

From and after the Termination Date, the obligations of the Company pursuant to this Replacement Capital Covenant shall be of no further force and effect.

(b)  This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Company with the consent of the Holder(s) of a majority by principal amount of the then-effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Company (and without the consent of the Holder(s) of the then-effective series of Covered Debt) if:

(i)
the effect of such amendment or supplement is solely to impose additional restrictions on the types of securities qualifying as Replacement Capital Securities, and an officer of the Company has delivered to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate to that effect;

(ii)
the effect of such amendment or supplement is solely to eliminate Common Shares, Mandatorily Convertible Preference Shares or Debt Exchangeable for Common Equity as a security or securities covered by Sections 2(i) and (ii), provided that the Company has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes;

(iii)
the effect of such amendment or supplement is solely to impose additional restrictions on the ability of the Company to redeem or purchase Series A Preference Shares in any circumstance, including extending the termination date specified in Section 4(a)(i), the dates specified in the definition of Applicable Percentage and the dates specified in the definition of Qualifying Capital Securities; or

(iv)	such amendment or supplement is not adverse to the Holder(s) of the then-effective series of Covered Debt and an officer of the Company has delivered to the Holder(s) of the then effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holder(s) of the then-effective series of Covered Debt.

(c)  For purposes of Sections 4(a) and 4(b), the Holder(s) whose consent or agreement is required to terminate, amend or supplement the obligations of the Company under this Replacement Capital Covenant shall be the Holder(s) of the then-effective series of Covered Debt as of a record date established by the Company that is not more than 30 calendar days prior to the date on which the Company proposes that such termination, amendment or supplement becomes effective.

SECTION 5.  Miscellaneous.

(a)  This Replacement Capital Covenant shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)  This Replacement Capital Covenant shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Company that any Person who is a Covered Debtholder at the time such Person initiates a claim or proceeding to enforce such Person’s rights under this Replacement Capital Covenant after the Company has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt until the termination of such claim or proceeding). Except as specifically provided herein, this Replacement Capital Covenant shall have no other beneficiaries, and no Persons other than a Holder of Covered Debt is entitled to rely on this Replacement Capital Covenant.

(c)  All demands, notices, requests and other communications to the Company under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and:

(i)	if served by personal delivery upon the Company, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day);

(ii)
if delivered by registered post or certified mail, return receipt requested, or sent to the Company by a national or international courier service, on the date of receipt by the Company (or, if such date of receipt is not a Business Day, the next succeeding Business Day); or

(iii)	if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof,

and in each case to the Company at the address set forth below, or at such other address as the Company may thereafter notify to Covered Debtholders or post on its website as the address for notices under this Replacement Capital Covenant:

Security Capital Assurance Ltd
1 Bermudiana Road
Hamilton HM 11
Bermuda
Attention:
Facsimile No:

IN WITNESS WHEREOF, the Company has caused this Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

Security Capital Assurance Ltd

By:	/s/ Thomas W. Currie
	Name:	Thomas W. Currie
	Title:	Senior Vice President and Chief Risk Officer

Schedule 1

DEFINITIONS

“Alternative Payment Mechanism” means, with respect to any securities or combination of securities (together in this definition, “such securities”), provisions in the related transaction documents requiring the Company to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising eligible proceeds at least equal to the deferred Distributions on such securities and apply the proceeds to pay unpaid Distributions on such securities, commencing on the earlier of (x) the first Distribution Date after commencement of a deferral period on which the Company pays current Distributions on such securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

(a)
define “eligible proceeds” to mean, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by the Company or any of its Subsidiaries as consideration for such securities) that the Company has received during the 180 days prior to the related Distribution Date from the issuance of APM Qualifying Securities, up to the Preferred Cap (as defined in paragraph (f) below) in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock;

(b)
permit the Company to pay current Distributions on any Distribution Date out of any source of funds but prohibit the Company from paying deferred Distributions out of any source of funds other than eligible proceeds;

(c)
if deferral of Distributions continues for more than one year (or such shorter period as provided for in the terms of such securities), require the Company not to repay, redeem or purchase any APM Qualifying Securities of the Company or any securities of the Company that on a bankruptcy or liquidation of the Company rank pari passu or junior to such APM Qualifying Securities until at least one year after all deferred Distributions have been paid;

(d)
may include a provision that, notwithstanding the Common Cap (as defined in paragraph (f) below) and the Preferred Cap, for purposes of paying deferred Distributions, limits the ability of the Company to sell Common Shares, Qualifying Warrants, or Mandatorily Convertible Preferred Stock above an aggregate cap specified in the transaction documents (a “Share Cap”), subject to the Company’s agreement to use commercially reasonable efforts to increase the Share Cap amount (i) only to the extent that it can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in Common Shares or (ii) if the Company cannot increase the Share Cap amount as contemplated in the preceding clause, by requesting its Board of Directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of the Company’s authorized Common Shares for purposes of satisfying the Company’s obligations to pay deferred Distributions;

(e)
permit the Company, at its option, to provide that if the Company is involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (a “business combination”) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving entity of the business combination, or the person to whom all or substantially all of the Company’s assets are conveyed, transferred or leased, is owned by the shareholders of the other party to the business combination, then clauses (a), (b) and (c) above will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination; and

(f)	limit the obligation of the Company to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities up to:

(i)
in the case of APM Qualifying Securities that are Common Shares or Qualifying Warrants, an aggregate amount of all Common Shares issued or issuable upon the exercise of such Qualifying Warrants pursuant to the Alternative Payment Mechanism with respect to deferred Distributions during the first five years of any deferral period equal to 2% of the total number of issued and outstanding shares of the Common Shares of the Company as of the date of the Company’s most recently publicly available consolidated financial statements as of the date of such issuance (the “Common Cap”), provided (and it being understood) that the Common Cap shall cease to apply to such deferral period by a date (as specified in the related transaction documents) which shall be not later than the fifth anniversary of the commencement of such deferral period; and

(ii)
in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, an amount from the issuance thereof pursuant to the related Alternative Payment Mechanism (including at any point in time from all prior issuances of Qualifying Non-Cumulative Perpetual Preferred Stock and still-outstanding Mandatorily Convertible Preferred Stock pursuant to such Alternative Payment Mechanism) equal to 25% of the initial principal or stated amount of the securities that are the subject of the related Alternative Payment Mechanism (the “Preferred Cap”);

provided (and it being understood) that:

(a)	the Company shall not be obligated to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(b)
if, due to a Market Disruption Event or otherwise, the Company is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Company will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap, the Preferred Cap and the Share Cap (if any), as applicable; and if the Company has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities.

provided (and it being understood) that:

“APM Qualifying Securities” means:

(a)	Common Shares;

(b)	Qualifying Warrants;

(c)	Qualifying Non-Cumulative Perpetual Preferred Stock; or

(d)	Mandatorily Convertible Preferred Stock.

“Applicable Percentage” means: 1 divided by (i) 75% with respect to any repayment, redemption or purchase prior to September 30, 2017, (ii) 50% with respect to any repayment, redemption or purchase on or after September 30, 2017 and prior to September 30, 2037 and (iii) 25% with respect to any repayment, redemption or purchase on or after September 30, 2037 (for example, prior to September 30, 2017, the Applicable Percentage in the case of such securities will be 133.33%).

“Bankruptcy Claim Limitation Provision” means, with respect to any Qualifying Capital Securities that have a Mandatory Trigger Provision or a No Payment Provision, provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities (other than non-cumulative perpetual Preference Shares) to Distributions that accumulate during (A) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities that have a Mandatory Trigger Provision, or (B) any deferral period, in the case of securities that have a No Payment Provision, to:

(a)
in the case of Qualifying Capital Securities with respect to which the APM Qualifying Securities do not include Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, 25% of the stated or principal amount of such Qualifying Capital Securities then outstanding; and

(b)
in the case of any other Qualified Capital Securities, an amount not in excess of the sum of (x) two years of accumulated and unpaid Distributions (including compound amounts thereon) and (y) an amount equal to the excess, if any, of the Preferred Cap over the aggregate amount of net proceeds from the sale of Qualifying Non-Cumulative Perpetual Preferred Stock that the issuer has applied to pay such Distributions pursuant to the Mandatory Trigger Provision or No Payment Provision; provided that the holders of such Qualifying Capital Securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Non-Cumulative Perpetual Preferred Stock.

“Business Day” means each day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in The City of New York or Bermuda are authorized or required by law or executive order to remain closed.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the Common Shares of the Company (including treasury shares), Common Shares issued pursuant to any dividend reinvestment plan or employee benefit plan of the Company, a security ranking upon the liquidation, dissolution or winding up of the Company junior to the Qualifying Non-Cumulative Perpetual Preferred Stock and pari passu with the Common Shares of the Company, that tracks the performance of, or relates to the results of, a business, unit or division of the Company, and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Company” has the meaning specified in the introduction to this instrument.

“Covered Debt” means (a) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (b) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Company during the period that such long-term indebtedness for money borrowed is Covered Debt.

“Debt Exchangeable for Common Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(a)
gives the holder a beneficial interest in (i) debt securities of the Company that are not redeemable prior to settlement of the stock purchase contract referred to in subclause (ii) hereof and (ii) an interest in a stock purchase contract for a Common Share of the Company that will be settled in three years or less, with the number of Common Shares purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such debt securities;

(b)
provides that the investors directly or indirectly grant to the Company a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase Common Shares of the Company pursuant to such stock purchase contracts;

(c)
includes a remarketing feature pursuant to which the debt securities of the Company are remarketed to new investors commencing not later than 30 days prior to the settlement date of the purchase contract;

(d)
provides for the proceeds raised in the remarketing to be used to purchase Common Shares of the Company under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the stock purchase contracts will be settled by the Company foreclosing on its debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Common Equity.

“Debt Exchangeable for Preferred Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(a)
gives the holder a beneficial interest in (i) subordinated debt securities of the Company that include a provision requiring the Company to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising proceeds at least equal to the deferred Distributions on such subordinated debt securities commencing not later than the second anniversary of the commencement of such deferral period and that are the most junior subordinated debt of the Company (or rank pari passu with the Most Junior Subordinated Debt Securities of the Company) (in this definition, “subordinated debt” of the Company) and (ii) an interest in a stock purchase contract for a share of non-cumulative perpetual preferred stock of the Company that ranks pari passu with or junior to all other Preference Shares of the Company (in this definition, “preferred stock” of the Company);

(b)
provides that the investors directly or indirectly grant to the Company a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase preferred stock of the Company pursuant to such stock purchase contracts;

(c)
includes a remarketing feature pursuant to which the subordinated debt of the Company is remarketed to new investors commencing not later than the first Distribution Date that is at least five years after the date of issuance of securities or earlier in the event of an early settlement event based on: (i) the dissolution of the issuer of such debt exchangeable for preferred equity or (ii) one or more financial tests set forth in the terms of the instrument governing such debt exchangeable for preferred equity;

(d)
provides for the proceeds raised in the remarketing to be used to purchase Preference Shares of the Company under the stock purchase contracts and, if there has not been a successful remarketing by the first Distribution Date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by the Company foreclosing on its subordinated debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Preferred Equity;

(e)
includes a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant that will apply to such securities and to the preferred stock of the Company, and will not include Debt Exchangeable for Preferred Equity or Debt Exchangeable for Common Equity as a Replacement Capital Security; and

(f)	if applicable, after the issuance of such preferred stock of the Company, provides the holders of such securities with a beneficial interest in such preferred stock of the Company.

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including the later of the issue date and a Distribution Date for such securities to but excluding the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Company.

“Eligible Debt” means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

“Eligible Senior Debt” means, at any time in respect of any issuer, each series of outstanding unsecured long-term indebtedness for money borrowed of such issuer that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks most senior among the issuer’s then outstanding classes of indebtedness for money borrowed, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible Subordinated Debt” means, at any time in respect of any issuer, each series of the issuer’s then outstanding unsecured long-term indebtedness for money borrowed that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks subordinate to the issuer’s then outstanding series of indebtedness for money borrowed that ranks most senior, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the register maintained by or on behalf of the Company with respect to such Covered Debt.

“Initial Covered Debt” means the first issue of Eligible Debt that the Company so designates as Initial Covered Debt.

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities (together in this definition, “securities”), that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer, to the extent the securities provide the issuer with equity credit, will repay, redeem or purchase such securities only with replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, or the proceeds of such replacement capital securities raised within 180 days prior to the applicable repayment, redemption or purchase date.

“Mandatorily Convertible Preferred Stock” means Preference Shares with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that such Preference Shares convert into Common Shares within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such Preference Shares.

“Mandatory Trigger Provision” means, as to any security or combination of securities (together in this definition, “securities”), provisions in the terms thereof or of the related transaction agreements that (a) require or, at its option in the case of non-cumulative perpetual Preference Shares, permit the issuer of such securities to make payment of Distributions on such securities only pursuant to the issue and sale of APM Qualifying Securities, within no more than two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid Distributions, provided that: (1) if the APM Qualifying Securities issued and sold are Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, the amount of the net proceeds of Qualifying Non-Cumulative Perpetual Preferred Stock and Mandatorily Convertible Preferred Stock applied, together with the net proceeds of all prior issuances of Qualifying Non-Cumulative Preferred Stock and any still-outstanding Mandatorily Convertible Preferred Stock applied during the current and all prior deferral periods, to pay such Distributions pursuant to such provision may not exceed 25% of the initial liquidation or principal amount of such securities and (2) if the APM Qualifying Securities issued and sold are Common Shares or Qualifying Warrants and if the Mandatory Trigger provision does not require such issuance and sale within one year of such failure, the number of Common Shares issued or issuable upon the exercise of such Qualifying Warrants plus the number of Common Shares previously issued or issuable upon the exercise of previously issued Qualifying Warrants may not exceed 2% of the total number of issued and outstanding shares of the Company’s Common Shares as of the date of the Company’s most recent publicly available consolidated financial statements as of the date of such issuance, provided (and it being understood) that: (1) the Company shall not be obligated to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing and (2) if, due to a Market Disruption Event or otherwise, the Company is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Company will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Share Cap (if any); and if the Company has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities, (b) prohibit the issuer from purchasing any APM Qualifying Securities or any of the Company’s securities that on the Company’s bankruptcy or liquidation rank pari passu or junior to such APM qualifying securities prior to the date that is six months after the issuer applies the net proceeds of the sales described in clause (a) to pay such unpaid Distributions, and (c) include a Bankruptcy Claim Limitation Provision. No remedy other than Permitted Remedies may arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the issuer’s exercise of its right under an Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

“Market Disruption Events” means the occurrence or existence of any of the following events or sets of circumstances:

(a)
trading in securities generally, or shares of our securities specifically, on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market on which any APM Qualifying Securities or Qualifying Capital Securities, as the case may be, are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices such that trading shall have been materially disrupted shall have been established on any such exchange or market by the Commission, the relevant exchange or by any other regulatory body or governmental agency having jurisdiction;

(b)
the Company would be required to obtain the consent or approval of its stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell APM Qualifying Securities pursuant to the alternative payment mechanism or to issue Qualifying Capital Securities pursuant to the Company’s repayment obligations in respect thereof, as the case may be, and that consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval;

(c)
a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the APM Qualifying Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased; a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the APM Qualifying Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;

(d)
the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the APM Qualifying Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;

(e)
there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that trading in any of the APM Qualifying Securities or Qualifying Capital Securities, as the case may be, has been materially disrupted;

(f)
an event occurs and is continuing as a result of which the offering document for the offer and sale of APM Qualifying Securities or Qualifying Capital Securities, as the case may be, would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in the Company’s reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period; or

(g)
the Company reasonably believes that the offering document for the offer and the sale of APM Qualifying Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the Commission (for reasons other than those described in the immediately preceding bullet) and the Company determines that it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period.

“Market Value” means, on any date, the closing sale price per share of Common Shares (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Shares are traded or quoted; if the Common Shares are not either listed or quoted on any U.S. securities exchange on the relevant date, the market price will be the average of the mid-point of the bid and ask prices for the Common Shares on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Measurement Date” means, with respect to any redemption or purchase of the Preference Shares, the date that is 180 days prior to delivery of notice of such redemption or the date of such purchase.

“Measurement Period” means, with respect to any notice date or purchase date, the period (i) beginning on the Measurement Date with respect to such notice date or purchase date and (ii) ending on such notice date or purchase date. Measurement Periods cannot run concurrently.

“Most Junior Subordinated Debt Securities” mean debt securities of the Company that rank upon a liquidation, dissolution or winding-up of the Company junior to all of the Company’s other long-term indebtedness for money borrowed (other than the Company’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities) and pari passu with the claims of the Company’s trade creditors.

“No Payment Provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that include the following:

(a)	an Alternative Payment Mechanism;

(b)
an Optional Deferral Provision modified and supplemented from the general definition of that term to provide that the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event has occurred and is continuing, ten years, without any remedy other than Permitted Remedies and the obligations (and limitations on obligations) described in the definition of “Alternative Payment Mechanism” applying; and

(c)	a Bankruptcy Claim Limitation Provision.

“Non-Cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic Distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies. Any securities that include a No Payment Provision shall also be deemed to be Non-Cumulative for all purposes of this Replacement Capital Covenant.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Offering Memorandum” has the meaning specified in Recital B.

“Optional Deferral Provision” means, as to any securities, provisions in the terms thereof or of the related transaction agreements to the effect of either (a) or (b) below:

(a)
(i) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event is continuing, ten years, without any remedy other than Permitted Remedies and (ii) an Alternative Payment Mechanism (provided that such Alternative Payment Mechanism need not apply during the first five years of any deferral period and need not include a Common Cap or Preferred Cap); or

(b)
the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods up to ten years, without any remedy other than Permitted Remedies.

All Preference Shares of the Company shall be deemed to include an Optional Deferral Provision.

“Other Qualifying Capital Replacement Covenant” means a replacement capital covenant, as identified by the Company’s Board of Directors acting in good faith and in its reasonable discre-

tion and reasonably construing the definitions and other terms of this Replacement Capital Covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming or purchasing identified securities except from the applicable percentage of the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies:

(a)
rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and

(b)
complete or partial prohibitions preventing the issuer from paying Distributions on or purchasing Common Shares or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including unpaid Distributions, remain unpaid.

“Person” means any individual, Company, partnership, joint venture, trust, limited liability company or Company, unincorporated organization or government or any agency or political subdivision thereof.

“Preference Shares” means preference shares of the Company and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Qualifying Capital Securities” means securities (other than Common Shares, Qualifying Warrants, Mandatorily Convertible Preferred Stock, Debt Exchangeable for Preferred Equity and Debt Exchangeable for Common Equity) that rank pari passu with or junior to the Most Junior Subordinated Debt Securities upon the liquidation, dissolution or winding up of the Company and, in the determination of the Company’s Board of Directors reasonably construing the definitions and other terms of this Replacement Capital Covenant, meet one of the following criteria:

(a)	in connection with any repayment, redemption or purchase of Series A Preference Shares prior to September 30, 2017:

(i)
securities issued by the Company or its Subsidiaries that (A) have no maturity or a maturity of at least 60 years and (B) either (x) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant and are Non-Cumulative or (y) have a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure and have an Optional Deferral Provision; or

(ii)
securities issued by the Company or its Subsidiaries that (A) have no maturity or a maturity of at least 40 years, (B) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant, (C) have an Optional Deferral Provision and (D) have a Mandatory Trigger Provision; or

(b)	in connection with any repayment, redemption or purchase of Series A Preference Shares at any time on or after September 30, 2017 but prior to September 30, 2037:

(i)	all securities described under clause (a) of this definition;

(ii)
securities issued by the Company or its Subsidiaries that (A) have no maturity or a maturity of at least 60 years, (B) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant and (C) have an Optional Deferral Provision;

(iii)
securities issued by the Company or its Subsidiaries that (A) are Non-Cumulative and (B) (x) have no maturity or a maturity of at least 60 years and (y) are subject to Intent-Based Replacement Disclosure;

(iv)	securities issued by the Company or its Subsidiaries that (A) have an Optional Deferral Provision, (B) have a Mandatory Trigger Provision and (C) have no maturity or a maturity of at least 60 years;

(v)
securities issued by the Company or its subsidiaries that (A) are Non Cumulative, (B) have no maturity or a maturity of at least 40 years and (C) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant; or

(vi)
securities issued by the Company or its Subsidiaries that (A) have an Optional Deferral Provision, (B) have a Mandatory Trigger Provision and (C) either (x) have no maturity or a maturity of at least 40 years and Intent-Based Replacement Disclosure or (y) have no maturity or a maturity of at least 25 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant; or

(c)	in connection with any repayment, redemption or purchase of Series A Preference Shares at any time on or after September 30, 2037:

(i)	securities described under clause (b) of this definition;

(ii)
securities issued by the Company or its Subsidiaries that (A) (x) have no maturity or a maturity of at least 60 years and (y) is subject to Intent-Based Replacement Disclosure and (B) have an Optional Deferral Provision;

(iii)	securities issued by the Company or its Subsidiaries that (A) have no maturity or a maturity of at least 60 years and (B) are Non-Cumulative;

(iv)
securities issued by the Company or its Subsidiaries that (A) (x) have no maturity or a maturity of at least 40 years and (y) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant and (B) have an Optional Deferral Provision;

(v)
securities issued by the Company or its Subsidiaries that (A) either (x) have no maturity or a maturity of at least 40 years and are subject to Intent-Based Replacement Disclosure or (y) have no maturity or a maturity at least 25 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant and (B) are Non-Cumulative; or

(vi)
securities issued by the Company or its Subsidiaries that (A) have an Optional Deferral Provision, (B) have a Mandatory Trigger Provision, (C) have no maturity or a maturity of more than 30 years and (D) are subject to Intent-Based Replacement Disclosure.

“Qualifying Non-Cumulative Perpetual Preferred Stock” means non-cumulative Preference Shares of the Company that rank pari passu with or junior to all other Preference Shares of the Company, is perpetual and (a) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant or (b) is subject to both (i) mandatory suspension of dividends in the event the Company breaches certain financial metrics specified within the offering documents, and (ii) Intent-Based Replacement Disclosure. Additionally, the transaction documents shall provide for no remedies as a consequence of non-payment of Distributions other than Permitted Remedies.

“Qualifying Warrants” means any net share settled warrants to purchase the Company’s Common Shares that (1) have an exercise price greater than the current stock market price, determined as specified in the instrument governing such warrants, of the Company’s Common Shares, and (2) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to purchase for cash in any circumstances.

“RCC Termination Date” means September 30, 2047.

“Redesignation Date” means, as to the Covered Debt in effect at any time, the earliest of (a) the date that is two years prior to the final maturity date of such Covered Debt, (b) if the Company elects to redeem or repay, or the Company or a Subsidiary of the Company elects to purchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption, repayment or purchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption, repayment or purchase date and (c) if such Covered Debt is not Eligible Subordinated Debt, the date on which the Company issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

“Replacement Capital Covenant” has the meaning specified in the introduction to this instrument.

“Replacement Capital Securities” means:

(a)	Common Shares and Qualifying Warrants;

(b)	Mandatorily Convertible Preferred Stock;

(c)	Debt Exchangeable for Preferred Equity;

(d)	Debt Exchangeable for Common Equity; and

(e)	Qualifying Capital Securities.

“Series A Preference Shares” has the meaning specified in Recital A.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

“Termination Date” has the meaning specified in Section 4(a).